Exhibit 99.1

Corporate News

FOR RELEASE AT 4PM ET AUGUST 10, 2015

Arotech Reports Second Quarter and Year-To-Date 2015 Results

Training and Simulation Division achieves important milestones for pivotal programs
•
Ann Arbor, Michigan – August 10, 2015 – Arotech Corporation (NasdaqGM: ARTX) today announced financial results for its quarter and six months ended June 30, 2015.

Second Quarter 2015 Financial and Business Highlights:
•	Total revenues of $21.6 million
•	Adjusted EPS of $(0.04)
•
Completed relocation of facilities from Alabama to South Carolina expected to lower overhead costs in excess of $1.25 million on an annualized basis beginning in 2016; higher expenses related to the relocation contributed to lower Power Systems Division margins in Q2

•	Unexpected order delays and failure of prime to get contract renewal cause revision of 2015 guidance
•	Backlog of orders as of June 30, 2015 totaled approximately $58.7 million versus $74.1 million for the same time last year
•	Simulation Division delivers final installation of Virtual Clearance Training Suite (VCTS) simulators as well as the first installation reflecting major upgrade package
•	Simulation Division’s Boom Operator Simulator Systems (BOSS) receives important U.S. Air Force simulation certification

“This was a challenging quarter, indicative of the project-driven nature of our business, but we believe the strong demand we see for our systems over time will continue to reinforce our long-term outlook,” commented Steven Esses, Arotech’s President and CEO. “Demand for our advanced simulation and training solutions and more energy-efficient power systems remains strong, and we are in advanced discussions with a growing list of potential customers on projects that would represent a significant step-up in revenue and industry attention. Timing for revenue remains difficult to project, but we are encouraged by the growth and maturation of our pipeline.”

“We continue to generate strong margins in our simulation and training business and believe we are well positioned to win a number of new domestic and international contracts in the near-to-mid-term,” Esses added. “We are also continuing to invest in innovation and new products that will allow us to pursue opportunities outside of our core customer base in 2016 and beyond.”

“Performance in our Power Systems division remains unsatisfactory, but the steps we took in late 2014 and early 2015 to solidify our leadership team and advance our technical expertise are driving operational improvements, which we believe will lead to improved financial results going into next year,” Esses added. “These operational improvements are in place, and the benefits are beginning to impact our organization. We have the right team in place, and an offering which is resonating in the market, and we expect this to yield better results in 2016.”

Esses continued, “The integration and consolidation of our Power Systems division into our South Carolina manufacturing facilities is expected to enable us to lower overhead costs in excess of $1.25 million on an annualized basis beginning in 2016. During the quarter, however, we encountered a steeper than anticipated learning curve to train new employees, which impacted expenses. Subsequent to the end of the quarter we began to realize the benefit from our optimization, and we expect to realize continued improvements as a result of this co-location going forward.”

Second Quarter Financial Summary

Revenues for the second quarter were $21.6 million, compared to $27.8 million for the comparable period in 2014. The year-over-year decrease was driven, in large part, by unexpected program delays in the Power Systems division and orders that slipped into the second half of 2015 and beyond.

Gross profit for the quarter was $6.2 million, or 28.7% of revenues, compared to $10.0 million, or 35.8% of revenues, for the prior year period.

The operating loss for the second quarter of 2015 was $(1.7) million, compared to operating income of $2.3 million for the corresponding period in 2014. Operating costs and expenses in the quarter decreased by $2.2 million compared to the corresponding quarter in 2014, primarily due to lower revenues for the second quarter of 2015.  The Power Systems division incurred $153,000 in costs as part of consolidating operations in South Carolina in the second quarter of 2015.

Total other income for the second quarter of 2015 was $34,000 compared to $197,000 for the corresponding period in 2014.

The Company’s net loss for the second quarter was $(2.2) million, or $(0.10) per basic and diluted share, compared to net income of $1.8 million, or $0.09 per basic and diluted share, for the corresponding period last year.

Adjusted Earnings per Share (Adjusted EPS) for the quarter was $(0.04) compared to $0.15 for the corresponding period in 2014.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the quarter was a loss of approximately $200,000 compared to $4.0 million for the corresponding period of 2014.

Arotech believes that information concerning Adjusted EBITDA and Adjusted EPS enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures, as reflected in the table below.

Year-To-Date Financial Summary

Revenues for the first six months were $45.9 million, compared to $50.2 million for the comparable period in 2014. The year-over-year decrease was driven, in large part, by unexpected program delays in the Power Systems division and orders that slipped into the second half of 2015 and beyond.

Gross profit for the first six months was $13.1 million, or 28.6% of revenues, compared to $17.3 million, or 34.5% of revenues, for the prior year period.

The operating loss for the first six months of 2015 was $(2.5) million, compared to operating income of $3.6 million for the corresponding period in 2014. Operating costs and expenses in the first six months increased by $1.7 million compared to the corresponding first six months in 2014, primarily due to $937,000 of costs incurred related to the consolidation of the Power Systems division in South Carolina and the year over year inclusion of UEC costs. It should be noted that UEC was purchased at the beginning of the second quarter of 2014, and thus there were two quarters of operating costs in 2015 versus one quarter of operating costs in 2014.

Total other income for the first six months of 2015 was $945,000 compared to $229,000 for the corresponding period in 2014. The improvement was due to the sale of the Company’s former facility in Alabama.

The Company’s net loss for the first six months was $(2.7) million, or ($0.12) per basic and diluted share, compared to net income of $2.8 million, or $0.14 per basic and diluted share, for the corresponding period last year.

Adjusted Earnings per Share (Adjusted EPS) for the first six months was $(0.02) compared to $0.25 for the corresponding period in 2014.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) for the first six month was $1.3 million compared to $6.3 million for the corresponding period of 2014.

Arotech believes that information concerning Adjusted EBITDA and Adjusted EPS enhances overall understanding of its current financial performance. Arotech computes Adjusted EBITDA and Adjusted EPS, which are non-GAAP financial measures, as reflected in the tables below.

Balance Sheet Metrics

As of June 30, 2015, the Company had $12.1 million in cash and cash equivalents and $239,000 in restricted collateral deposits, as compared to December 31, 2014, when the Company had $11.3 million in cash and $236,000 in restricted collateral deposits.

As of December 31, 2014, Arotech has net operating loss carryforwards for U.S. federal income tax purposes of $35.0 million, which are available to offset future taxable income, if any, expiring in 2021 through 2032. Utilization of U.S. net operating losses is subject to annual limitations due to provisions of the Internal Revenue Code of 1986 and similar state provisions. The Company accrued $150,000 in non-cash tax expenses in the second quarter of 2015, reflecting the uncertainty of the deductibility of intangible expenses for federal income tax purposes.

As of June 30, 2015, the Company had total debt of $25.3 million, consisting of $6.5 million in short-term bank debt under its credit facility, $4.4 million in short-term debt and $14.5 million in long-term loans. This is in comparison to December 31, 2014, when the Company had total debt of $21.3 million, consisting of $4.4 million in short-term debt and $16.9 million in long-term loans.

The Company also had $6.0 million in available, unused bank lines of credit with its primary bank as of June 30, 2015, under a $15.0 million credit facility through its FAAC subsidiary, which was secured by the assets of the Company’s U.S. subsidiaries and guaranteed by Arotech.

The Company had a current ratio (current assets/current liabilities) of 2.0, compared with the December 31, 2014 current ratio of 2.0.

Business Outlook

The Company is adjusting its full-year 2015 guidance for total revenue of $100 to $105 million, with Adjusted Earnings per Share (Adjusted EPS) of $0.08 to $0.10 and Adjusted EBITDA of $5.0 million to $5.75 million. This outlook includes only organic contribution, and does not take any potential acquisition activity into account. Adjusted EPS is based on the weighted diluted shares outstanding as of June 30, 2015, which was approximately 24 million. The financial guidance provided is as of today and Arotech undertakes no obligation to update its estimates in the future.

Conference Call

The Company will host a conference call Tuesday, August 11, 2015 at 9:00 a.m. ET. To access the conference call interested investors should dial:

US:  1-888-438-5524

International: + 1-719-325-2455

The conference call will also be broadcasted live as a listen-only webcast on the investor relations section of Arotech's website at http://www.arotech.com/.

The online webcast will be archived on Arotech’s website for at least 90 days and a telephonic playback of the conference call will also be available by calling 1-877-870-5176 within the U.S. and 1-858-384-5517 internationally. The telephonic playback will be available beginning at 12:00pm Eastern time on Tuesday, August 11, 2015, and continue through 11:59 pm Eastern time on Tuesday, August 18, 2015. The replay passcode is 6296680.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers and advanced battery solutions, innovative energy management and power distribution technologies, and zinc-air and lithium batteries and chargers. Arotech operates two major business divisions: Training and Simulation, and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech's products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders (including as a result of budgetary cuts resulting from automatic sequestration under the Budget Control Act of 2011); and other risk factors detailed in Arotech's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

Investor Relations Contacts:

Brett Maas / Rob Fink
Hayden IR
(646) 536.7331 / (646) 415.8972
ARTX@haydenir.com

CONDENSED CONSOLIDATED BALANCE SHEET SUMMARY (UNAUDITED)
(U.S. Dollars)

	June 30, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,323,761	$11,528,212
Trade receivables	14,788,292	17,595,811
Unbilled receivables	12,632,064	15,937,060
Other accounts receivable and prepaid	1,985,366	1,155,548
Inventories	9,926,450	9,811,783
TOTAL CURRENT ASSETS	51,655,933	56,028,414
LONG TERM ASSETS:
Property and equipment, net	6,593,235	6,462,949
Other long term assets	5,306,856	4,985,400
Intangible assets, net	10,274,098	11,840,365
Goodwill	45,609,459	45,422,219
TOTAL LONG TERM ASSETS	67,783,648	68,710,933
TOTAL ASSETS	$119,439,581	$124,739,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$4,523,321	$6,772,082
Other accounts payable and accrued expenses	5,327,268	9,105,214
Current portion of long term debt	4,358,554	4,380,730
Short term bank credit	6,460,000	33,238
Deferred revenues	5,811,802	7,826,178
TOTAL CURRENT LIABILITIES	26,480,945	28,117,442
LONG TERM LIABILITIES:
Accrued Israeli statutory/contractual severance pay	7,465,656	7,051,630
Long term portion of debt	14,514,885	16,934,360
Other long-term liabilities	6,630,352	6,280,467
TOTAL LONG-TERM LIABILITIES	28,610,893	30,266,457
TOTAL LIABILITIES	55,091,838	58,383,899
STOCKHOLDERS’ EQUITY:
TOTAL STOCKHOLDERS’ EQUITY (NET)	64,347,743	66,355,448
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$119,439,581	$124,739,347

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
(U.S. Dollars, except share data)

	Six months ended June 30,		Three months ended June 30,
	2015	2014	2015	2014
Revenues	$45,870,933	$50,211,986	$21,644,225	$27,829,186

Cost of revenues	32,750,960	32,906,461	15,426,613	17,863,150
Research and development expenses	2,344,814	1,931,958	1,250,550	936,445
Selling and marketing expenses	2,622,790	2,977,553	1,397,374	1,545,785
General and administrative expenses	9,076,501	7,806,266	4,527,476	4,267,593
Amortization of intangible assets	1,566,267	961,183	705,494	887,064
Total operating costs and expenses	48,361,332	46,583,421	23,307,507	25,500,037

Operating income (loss)	(2,490,399)	3,628,565	(1,663,282)	2,329,149

Other income	945,481	229,421	34,052	197,308
Financial expense, net	(571,005)	(682,648)	(243,397)	(563,647)
Total other income (expense)	374,476	(453,227)	(209,345)	(366,339)
Income (loss) before income tax expense	(2,115,923)	3,175,338	(1,872,627)	1,962,810

Income tax expense	609,724	378,561	370,343	180,125
Net income (loss)	(2,725,647)	2,796,777	(2,242,970)	1,782,685

Other comprehensive income, net of income tax:
Foreign currency translation adjustment	383,346	101,109	628,860	147,192
Comprehensive income (loss)	$(2,342,301)	$2,897,886	$(1,614,110)	$1,929,877

Basic net income (loss) per share	$(0.12)	$0.14	$(0.10)	$0.09

Diluted net income (loss) per share	$(0.12)	$0.14	$(0.10)	$0.09
Weighted average number of shares used in computing basic net income (loss) per share	23,451,687	19,892,242	23,599,230	20,311,830
Weighted average number of shares used in computing diluted net income (loss) per share	23,451,687	20,494,982	23,599,230	20,914,570

Reconciliation of Non-GAAP Financial Measure – Adjusted EBITDA

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of Adjusted EBITDA to the nearest GAAP measure follows:

	Six months ended June 30,		Three months ended June 30,
	2015	2014	2015	2014
Net income (loss) (GAAP measure)	$(2,725,647)	$2,796,777	$(2,242,970)	$1,782,685
Add back:
Financial expense – including interest	571,005	682,648	243,397	563,647
Income tax expenses	609,724	378,561	370,344	180,125
Depreciation and amortization expense	2,482,485	1,655,525	1,142,252	1,277,652
Other adjustments*	1,292,400	787,294	321,781	155,371
Armor building sale	(895,000)	–	–	–
Adjusted EBITDA	$1,334,967	$6,300,805	$(165,197)	$3,959,480

*     Includes stock compensation expense, one-time transaction expenses and other non-cash expenses.

Reconciliation of Non-GAAP Financial Measure – Adjusted EPS

To supplement Arotech’s consolidated financial statements presented in accordance with U.S. GAAP, Arotech uses a non-GAAP measure, Adjusted Earnings Per Share (Adjusted EPS). This non-GAAP measure is provided to enhance overall understanding of Arotech’s current financial performance. Reconciliation of Adjusted EPS to the nearest GAAP measure follows:

CALCULATION OF ADJUSTED EARNINGS PER SHARE
(U.S. $ in thousands, except per share data)

	Six Months ended June 30,		Three Months ended June 30,
	2015	2014	2015	2014

Revenue (GAAP measure)	$45,871	$50,212	$21,644	$27,829
Net (loss)/ income (GAAP measure)	$(2,726)	$2,797	$(2,243)	$1,783
Adjustments:
Amortization	1,566	961	705	887
Stock compensation	335	258	176	128
Non-cash taxes	299	299	150	150
Transition and Acquisition costs	1,008	759	180	224
Armor building sale	(895)	–	–	–
Net adjustments	$2,313	$2,277	$1,211	$1,389
Adjusted net income (loss)	$(413)	$5,074	$(1,032)	$3,172
Number of shares	23,452	20,495	23,599	20,915
Adjusted EPS	$(0.02)	$0.25	$(0.04)	$0.15

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